Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Greg Burns	Mark Nogal
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Leverages National General Platform to Grow Personal Property-Liability
Acquires SafeAuto in an all-cash transaction

NORTHBROOK, Ill., June 1, 2021 – The Allstate Corporation (NYSE: ALL) has agreed to acquire SafeAuto, a non-standard auto insurance carrier focused on providing state-minimum private-passenger auto insurance with coverage options in 28 states. Total consideration includes a $270 million cash purchase price plus approximately $30 million in pre-close dividends of certain non-insurance assets.

SafeAuto, a privately held company headquartered in Columbus, Ohio, will add capabilities and distribution to National General’s direct-to-consumer non-standard auto insurance operations and leverage National General’s track record of acquiring and integrating companies to accelerate growth. SafeAuto broadens the company’s product and distribution footprint.

“National General’s integration of Allstate’s independent agent businesses has made excellent progress, and the team has the capacity to integrate SafeAuto into its direct insurance business,” said Glenn Shapiro, President, Personal Property-Liability. “SafeAuto will accelerate our strategy of offering affordable protection solutions by lowering costs and lead to higher growth,” said Peter Rendall, President, National General, Property and Casualty.

“The acquisition and integration capabilities of National General, combined with the backing and capital of Allstate, will enable us to serve more customers,” said Ron Davies, Chief Executive Officer, SafeAuto.

The transaction is expected to close near the end of the third quarter, subject to regulatory approval and customary closing conditions. The cash purchase of SafeAuto would be immediately accretive to earnings.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on
www.allstateinvestors.com.

Forward-Looking Statements

This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

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